WILLIAMS LAW GROUP, P.A.
2503 West Gardner Court
Tampa, FL 33611

November 4, 2008

Forests Global, Inc.

Re:	Forests Global, Inc.
Registration Statement on Form S-1
File No. 333-152935

Gentlemen:

I have acted as your counsel in the preparation of the above Registration Statement on Form S-1 (the "Registration Statement") filed by you with the Securities and Exchange Commission covering 3,710,000 shares of Common Stock of Forests Global, Inc. (the "Stock").

In so acting, I have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies. This opinion is based upon the laws of the state of Nevada.

Based on the foregoing, I am of the opinion that:

1. The Stockis duly and validly issued, fully paid and nonassessable.

2. The issuance of the Stock has been duly authorized.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of a person whose consent is required under Section 7 of the Act, or the general rules and regulations thereunder.

Very truly yours,

/S/Michael T. Williams
Michael T. Williams